Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	State of Organization
InPoint REIT Holdings, LLC	Delaware
InPoint REIT Operating Partnership, LP	Delaware
InPoint TRS, LLC	Delaware
InPoint CS Loan, LLC InPoint JPM Loan, LLC	Delaware Delaware

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